AMENDED AND RESTATED MANAGEMENT AGREEMENT

between

KORNITZER CAPITAL MANAGEMENT, INC.

and

BUFFALO FUNDS

THIS AMENDED AND RESTATED MANAGEMENT AGREEMENT dated as of the 1st day of July, 2019, is made and entered into by and between BUFFALO FUNDS, a Delaware statutory trust (hereinafter referred to as the “Trust”), on behalf of the series of the Trust listed on Schedule A attached hereto, which may be amended from time to time (each, a “Fund, and collectively, the “Funds”), and KORNITZER CAPITAL MANAGEMENT, INC., a corporation organized under the laws of the State of Kansas (hereinafter referred to as the “Manager”).

WHEREAS, the Trust, on behalf of the Funds, and the Manager have previously entered into a Management Agreement dated as of the 29th day of July, 2008, as amended on the 19th day of August, 2008, the 19th day of November, 2010, the 17th day of November, 2011, the 16th day of November, 2012 and the 21st day of November, 2013 (the “Agreement”), and

WHEREAS, the Trust is an open-end management investment company, registered under the Investment Company Act of 1940, as amended (the “1940 Act”), and

WHEREAS, the Trust is authorized to create separate series of shares, with each series of shares representing interests in a separate portfolio of investments managed according to its own investment objective and policies, and the Trust currently consists of several series, including the Funds, and

WHEREAS, the Manager is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and is engaged in the business of providing investment advice and management services to registered investment companies and other clients as an independent contractor, and

WHEREAS, the Trust desires to retain the Manager to render investment management and other services with respect to the Funds, and the Manager is willing to render such services on the following terms and conditions, and

WHEREAS, the Trust, on behalf of the Funds, and the Manager desire to amend the Agreement to refelct a reduction to the annual fee rate stated in Schedule A hereto and make certain administrative changes.

NOW, THEREFORE, in consideration of the mutual promises herein contained, and other good and valuable consideration, receipt of which is hereby acknowledged, it is mutually agreed and contracted by and between the parties hereto that:

1.    DUTIES

The Trust, on behalf of the Funds, hereby employs the Manager, for the period set forth in Paragraph 5 hereof, and on the terms set forth herein, to render investment advice and management services to the Funds, subject to the supervision and direction of the Board of Trustees of the Trust. The Manager hereby accepts such employment and agrees, during such period, to render the services and assume the obligations herein set forth, for the compensation herein provided. The Manager shall, unless otherwise expressly provided and authorized, have no authority to act for or represent the Trust or the Funds in any way, or in any other way be deemed an agent of the Trust or Funds.

The Manager shall furnish the Funds with investment management and administrative services. Investment management services shall include analysis, research and portfolio recommendations consistent with the Funds’ objectives and policies. Subject to the supervision of the Trust’s Board of Trustees, the Manager is authorized to make all determinations, without prior consultation with the Trust, as to which securities and other assets of the Funds will be acquired, held, disposed of or loaned, and shall take steps necessary to implement the same. Such determination and services shall also include determining the manner in which voting rights, rights to consent to corporate action, and any other rights pertaining to the Funds’ securities shall be exercised. The Manager shall render regular periodic reports to the Trust’s Board of Trustees concerning the Fund’s investment activities. In connection with the placement of orders for the execution of the Funds’ transactions, the Manager shall create and maintain all necessary brokerage records of the Funds in accordance with all applicable laws, rules and regulations.

The Manager will provide to the Trust (or its agent) records concerning the Manager’s activities which the Trust is required to maintain, and to render regular reports to the Trust’s officers and Trustees concerning the Manager’s performance of the foregoing responsibilities.

Administrative services shall include the services and compensation of such members of the Manager’s organization as shall be duly elected officers and/or Trustees of the Trust and such other personnel as shall be necessary to carry out its normal operations; fees of the independent Trustees, the custodian (except for the additional cost of maintaining custody of assets in foreign jurisdictions, in excess of domestic custody costs), the independent public accountant and legal counsel (but not legal and audit fees and other costs in contemplation of or arising out of litigation or administrative actions to which the Trust, its officers or Trustees are a party or incurred in anticipation of becoming a party); rent; the cost of a transfer and dividend disbursing agent or similar in-house services; bookkeeping; accounting; and all other clerical and administrative functions as may be reasonable and necessary to maintain the Funds’ records and for them to operate as an open-end management investment company. The Trust acknowledges and agrees that the Manager may retain the services of third parties to render the services described herein. Exclusive of the management fee, each Fund shall bear the cost of any interest, taxes, dues, fees and other charges of governments and their agencies, including the cost of qualifying the Fund’s shares for sale in any jurisdiction, brokerage commissions, additional cost of maintaining custody of assets in foreign jurisdictions, in excess of domestic custody costs or any other expenses incurred by it which are not assumed herein by the Manager.

All property, equipment and information used by the Manager in the management and administration of the Funds shall belong to the Manager. Should the management and administrative relationship between the Trust and the Manager terminate, the Trust shall be entitled to, and the Manager shall provide the Trust, a copy of all information and records in the Manager’s files necessary for the Trust to continue the functions related to the Funds, which shall include computer systems and programs in use as of the date of such termination; but nothing herein shall prohibit thereafter the use of such information, systems or programs by the Manager, so long as such does not unfairly interfere with the continued operation of the Trust or the Funds.

2.    COMPENSATION OF MANAGER

As compensation for the services to be rendered by the Manager under the provisions of this Agreement, the Funds shall pay to the Manager, and the Manager agrees to accept, as full compensation for all services furnished or provided to the Funds pursuant to this Agreement, an annual management fee at the rate set forth in Schedule A to this Agreement. Such compensation shall be paid to the Manager semi-monthly and shall be calculated by applying a daily rate to the assets of each Fund, based on the applicable annual percentage rate described in Schedule A.

The Manager may voluntarily or contractually agree to waive any portion of the compensation due to the Manager pursuant to this Agreement and may similarly agree to make payments to limit the overall operating expenses of the Trust. Unless otherwise agreed, any such reduction or payment shall be applicable only to such specific reduction or payment and shall not constitute an agreement to reduce any future compensation or reimbursement due to the Manager hereunder or to continue future payments. Any such reduction will be agreed upon prior to accrual of the related expense or fee and will be estimated daily. Any fee voluntarily reduced by the Manager and any expense paid by the Manager voluntarily or pursuant to an agreed expense limitation may be reimbursed by a Fund to the Manager in the first, second, or third (or any combination thereof) year next succeeding the year of the reduction or payment to the extent permitted by applicable law if the aggregate expenses for the next succeeding fiscal year, second fiscal year or third succeeding fiscal year do not exceed any limitation in effect at the time the fee was waived or the expense was reimbursed.

3.    STATUS OF MANAGER

It is understood and agreed that the services to be rendered by the Manager to the Funds under the provisions of the Agreement are not to be deemed exclusive, and the Manager shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby.

It is further understood and agreed that, to the extent that the purchase or sale of securities or other investments of any issuer may be deemed by the Manager to be suitable for two or more accounts managed by the Manager, the available securities or investments shall be allocated in a manner that is equitable to each account. It is recognized that, in some cases, this may adversely affect the price paid or received by the Fund or the size or position obtainable for or disposed by the Funds.

4.    PERMISSIBLE INTERESTS

It is understood and agreed that the Trustees, officers, agents, employees of the Trust and shareholders of the Funds may each be deemed to be an interested person, as that term is defined in the 1940 Act, in the Manager as owners, employees, agents or otherwise, and that owners, employees and agents of the Manager may be interested persons in the Trust or Funds as shareholders or otherwise. It is understood and agreed that shareholders, officers, Trustees and other personnel of the Manager are and may continue to be officers and Trustees of the Trust, but that they receive no remuneration from the Trust solely for acting in those capacities. All such interests shall be fully disclosed between the parties as required by law.

5.    DURATION AND TERMINATION

This Agreement shall become effective as to the Funds on the date written above, if it is approved by the Trust’s Board of Trustees, including a majority of the Trustees who are not parties to the Agreement or interested persons of any such party (“Independent Trustees”). It may be renewed for successive periods not exceeding one year only so long as such renewal and continuance is specifically approved at least annually by the Board of Trustees or by vote of a majority of the outstanding voting securities of each Fund as contemplated under the 1940 Act, and only if the terms and the renewal of this Agreement have been approved by a vote of a majority of the Trustees of the Trust, including a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such approval. It shall be the duty of the Trustees of the Trust to request and evaluate, and the duty of the Manager to furnish, such information as may reasonably be necessary to evaluate the terms of this Agreement and any amendment thereto.

This Agreement may be amended by mutual consent of the parties only if such amendment is specifically approved (1) by a majority of the Trustees of the Trust, including a majority of the Independent Trustees and, (2) if required by law or SEC rules or SEC staff interpretations, by the affirmative vote of a majority of the outstanding voting securities of each Fund.

This Agreement may be terminated at any time, without the payment of any penalty, by the Trustees of the Trust, or by the vote of a majority of the outstanding voting securities of a Fund as prescribed by the 1940 Act on not more than sixty days written notice to the Manager, and it may be so terminated by the Manager upon not less than sixty days written notice to the Trust. It shall terminate automatically in the event of its assignment by either party unless the parties hereby, by agreement, obtain an exemption from the Securities and Exchange Commission from the provisions of the 1940 Act pertaining to the subject matter of this paragraph. Any notice, request or instruction provided for herein, or for the giving of which, the occasion may arise hereunder, shall be deemed duly given, if in writing and mailed by registered mail, postage prepaid, addressed to the regular executive office of the Trust or the Manager, as the case may be. As used in this Agreement, the terms “assignment,” “majority of the outstanding voting securities” and “interested person” shall have the meanings contained in the 1940 Act, as interpreted by the SEC staff.

If this Agreement is terminated prior to the end of any calendar month, the management fee shall be prorated for the portion of any month in which this Agreement is in effect according to the proportion which the number of calendar days, during which the Agreement is in effect, bears to the number of calendar days in the month, and shall be payable within 10 days after the date of termination.

6.    USE OF BUFFALO NAME

In the event that the Manager ceases to be the Funds’ investment manager for any reason, the Trust will (unless the Manager otherwise agrees in writing) take all necessary steps to cause itself and the Funds to cease using the word “Buffalo” in their names within a reasonable period of time. It is further agreed that the provisions of this Paragraph shall inure to the benefit of the Manager and may be imposed by it or any successor in interest as if it or such successor in interest were parties to this Agreement.

7.    LIMITATION OF LIABILITY OF THE MANAGER

The Manager shall not be liable for any error in judgment or mistake at law for any loss suffered by the Funds in connection with any matters to which this Agreement relates, except that nothing herein contained shall be construed to protect the Manager against any liability by reason of willful misfeasance, bad faith or gross negligence in the performance of duties or by reckless disregard of its obligations or duties under this Agreement.

8.    GOVERNING LAW

This Agreement shall be governed by the laws of the State of Delaware, without regard to conflict of law principles; provided, however that nothing herein shall be construed as being inconsistent with the 1940 Act.

9.    NOTICE

Any notice, advice or report to be given pursuant to this Agreement shall be deemed sufficient if delivered or mailed by registered, certified or overnight mail, postage prepaid addressed by the party giving notice to the other party at the last address furnished by the other party:

To the Advisor at:    Kornitzer Capital Management, Inc.
5420 West 61 Place
Mission, KS 66205

To the Trust at:    Buffalo Funds
c/o Kornitzer Capital Management, Inc.
5420 West 61 Place
Mission, KS 66205

10.    SEVERABILITY

If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

11.    ENTIRE AGREEMENT

This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement’s subject matter. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts, together, shall constitute only one instrument.

A copy of the Certificate of Trust of the Trust is on file with the Secretary of State of Delaware, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees, and is not binding upon any of the Trustees, officers, or shareholders of the Trust individually but binding only upon the assets and property of the Trust.

No series of the Trust shall be liable for the obligations of any other series of the Trust. Without limiting the generality of the foregoing, the Manager shall look only to the assets of a particular Fund for payment of fees for services rendered to that Fund.

Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the U.S. Securities and Exchange Commission, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers on the day and year first above written.

BUFFALO FUNDS

By:	/s/ Clay E. Brethour
Clay E. Brethour
President

KORNITZER CAPITAL MANAGEMENT, INC.

By:	/s/ John C. Kornitzer
John C. Kornitzer
President

SCHEDULE A

Series (Fund) of Buffalo Funds	Annual Fee Rate as a Percentage of Average Daily Net Assets
Buffalo Flexible Income Fund	0.85%
Buffalo High Yield Fund	0.85%
Buffalo Growth Fund	0.75%
Buffalo Large Cap Fund	0.75%
Buffalo Small Cap Fund	0.85% on the first $6 billion 0.80% on the next $1 billion 0.75% on the next $1 billion 0.70% on the next $1 billion 0.65% on assets above $9 billion
Buffalo Dividend Focus Fund	0.75%

As Amended: June 30, 2019

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